As filed with the Securities and Exchange Commission on December 21, 2011

Registration No. 333-02888

Registration No. 333-69591

Registration No. 333-89909

Registration No. 333-89230

Registration No. 333-106112

Registration No. 333-118611

Registration No. 333-134463

Registration No. 333-147374

Registration No. 333-155210

Registration No. 333-161039

Registration No. 333-168387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CEPHALON, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-2484489 (IRS Employer Identification No.)

41 Moores Road Frazer, Pennsylvania (Address of Principal Executive Offices)	19355 (Zip Code)

CEPHALON, INC. 2004 EQUITY COMPENSATION PLAN

(Full title of the Plan)

William S. Marth

President

Cephalon, Inc.

41 Moores Road

Frazer, PA 19355

(610) 344-0200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David Fox, Esq.

Jeffrey D. Symons, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements of Cephalon, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-02888, filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 28, 1996, relating to 2,000,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”), pursuant to the Cephalon, Inc. 2004 Equity Compensation Plan (previously known as the Cephalon, Inc. 1995 Equity Compensation Plan) (the “Plan”);

•                  Registration Statement No. 333-69591, filed by the Company with the SEC on December 23, 1998, relating to 1,500,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-89909, filed by the Company with the SEC on October 29, 1999, relating to 1,200,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-89230, filed by the Company with the SEC on May 28, 2002, relating to 1,200,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-106112, filed by the Company with the SEC on June 13, 2003, relating to 2,500,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-118611, filed by the Company with the SEC on August 27, 2004, relating to 1,300,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-134463, filed by the Company with the SEC on May 25, 2006, relating to 1,750,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-147374, filed by the Company with the SEC on November 14, 2007, relating to 1,000,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-155210, filed by the Company with the SEC on November 7, 2008, relating to 1,500,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-161039, filed by the Company with the SEC on August 5, 2009, relating to 1,000,000 shares of Common Stock, pursuant to the Plan; and

•                  Registration Statement No. 333-168387, filed by the Company with the SEC on July 29, 2010, relating to 1,850,000 shares of Common Stock, pursuant to the Plan.

Effective as of October 14, 2011, pursuant to an Agreement and Plan of Merger, dated as of May 1, 2011, by and among Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Teva”), Copper Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Teva, and the Company, Copper Merger Sub, Inc., a Delaware corporation (assignee of Copper Acquisition Corp., a Delaware corporation, “Merger Sub”), acquired all of the issued and outstanding shares of Common Stock and, as a result of the transaction, the Company became an indirect wholly-owned subsidiary of Teva. The Company’s Common Stock ceased trading on the NASDAQ Global Select Market at the opening of business on October 14, 2011. In connection with the merger, the Company filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.

In connection with the closing of the merger, the Company has terminated all of its offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frazer, State of Pennsylvania, on December 21, 2011.

Date:       December 21, 2011

CEPHALON, INC.

By:	/s/ William S. Marth
Name: William S. Marth
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement on Form S-8 has been signed by the following persons on behalf of the Registrant in the capacities indicated below on December 21, 2011.

Signature	Title

s/ William S. Marth	President, Chief Executive Officer and Director
William S. Marth

/s/ Deborah A. Griffin	Vice President, Chief Financial Officer and Director
Deborah A. Griffin

/s/Shlomo Yanai	Director
Shlomo Yanai

/s/Richard S. Egosi	Director
Richard S. Egosi

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